January 25, 1999


HealthCore Medical Solutions, Inc.
11904 Blue Ridge Boulevard
Grandview, Missouri 64030



Gentlemen:

     You have requested our opinion with respect to the offering and sale by (i) HealthCore Medical Solutions, Inc., a Delaware corporation (the "Company"), of an aggregate of 2,036,500 shares (the "Public Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), issuable upon exercise of Class A Warrants (the "Public Warrants") and (ii) certain securityholders of the Company (the "Selling Stockholders") of an aggregate of 1,137,500 Class A Warrants (the "Private Warrants") and 1,568,500 shares of Class A Common Stock (the "Resale Shares" and together with the Public Shares, the "Shares"). The Resale Shares to be offered and sold by the Selling Stockholders are comprised of (i) 132,000 shares of Class A Common Stock which are issued and outstanding;
(ii) 1,137,500 shares of Class A Common Stock which are issuable upon exercise of the Private Warrants; and (iii) 299,000 shares of Class A Common Stock which are issuable upon exercise of certain other warrants of the Company (together with the Public Warrants and the Private Warrants, the "Warrants"). All of the securities are being offered and sold by the Company and the Selling Stockholders pursuant to a Registration Statement on Form S-3 (No. 333-68557) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act").

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.


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HealthCore Medical Solutions, Inc.
January 25, 1999
Page 2



     Based upon the foregoing, it is our opinion that the Private Warrants and the Shares have been duly and validly authorized and that the Private Warrants and the outstanding Shares have been, and the Shares issuable upon exercise of the Warrants will be, when sold, paid for and issued as contemplated by the terms of the Warrants, duly and validly issued and fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as counsel to the Company in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of the persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                       Very truly yours,




                                       BACHNER, TALLY, POLEVOY & MISHER LLP